Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between AECOM Technology Corporation, a Delaware corporation (the “Company” or “AECOM”), and Randall A. Wotring (“Executive”) as of January 1, 2015 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, AECOM entered into an Agreement and Plan of Merger (the “Merger Agreement”) with URS Corporation (“URS”) whereby, on October 17, 2014 (the “Closing Date”), the transactions contemplated by the Merger Agreement were completed, and URS merged with and became a direct wholly-owned subsidiary of AECOM (the “Merger”);

WHEREAS, URS and Executive are parties to that certain Employment Agreement dated as of November 19, 2004 (as amended, the “Prior Agreement”);

WHEREAS, AECOM desires to retain the services of the Executive following the Closing Date as its Group President, Management Services Group, and Executive desires to serve in such capacity following the Effective Date; and

WHEREAS, AECOM and the Executive desire to enter into this Agreement to replace and supersede the Prior Agreement in its entirety.

                                                NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE I

EMPLOYMENT AND DUTIES

Section 1.01                            Employment and Term.  The Executive shall be employed by the Company for the period commencing on the Effective Date and expiring on the third anniversary of the Effective Date, unless sooner terminated as set forth in this Agreement (the “Term”).  Following expiration of the Term, Executive shall become an at-will employee of Company.

Section 1.02                            Position and Duties.  Executive shall serve as Group President, Management Services Group of the Company, or in such other positions as the parties may agree. Executive shall have the duties and responsibilities customarily associated with his position.  Executive will perform such duties as reasonably directed by the Chief Executive Officer of the Company consistent with such position(s).

Section 1.03                            Location. Executive’s principal office, and principal place of employment, shall be at the Company’s offices in Germantown, MD.

Section 1.04                            Scope.  Executive will devote substantially all of his business time, attention, skills and efforts to the performance of his duties.  Executive acknowledges that his duties and responsibilities require Executive’s full-time business efforts and agrees to not engage in any other business activity or interests which materially interfere or conflict with the performance of Executive’s duties.  Notwithstanding the foregoing, Executive may (a) serve on one corporate board and civic or charitable boards or committees of entities that do not compete with the Company, (b) deliver a reasonable number of lectures or fulfill speaking engagements or (c) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s duties.

ARTICLE II

COMPENSATION AND BENEFITS

Section 2.01                            Base Salary.  During the Term, the Company will pay Executive a base salary (the “Base Salary”) at an initial rate of $690,000 per year in accordance with the Company’s standard payroll practices.  Base Salary will be reviewed at least annually by the Board of Directors of the Company (the “Board”) or a committee thereof and may be adjusted (in which case such adjusted amount shall be the “Base Salary”).

Section 2.02                            Annual Bonus.  Executive shall participate in the annual incentive compensation bonus program maintained by the Company for its similarly situated executives.  Executive’s initial target percentage shall be 100% of Base Salary (the “Annual Target Bonus”).  Executive’s actual annual incentive compensation bonus shall be based on the achievement of predetermined performance goals as determined annually by the Board, in its sole discretion.  Executive’s bonus for 2014 shall be governed by the terms and conditions of his Prior Agreement and the terms and conditions of the applicable URS bonus plan.

Section 2.03                            Long-Term Incentive Plans.  Executive shall be eligible to receive annual grants under the Company’s long-term incentive plan (including restricted stock and other equity compensation plans and any other long-term incentive plans) at the discretion of the Company’s Board. Subject to approval by the Company’s Board, for 2015, the Company shall grant to Executive an equity award having an aggregate grant date fair market value of $1,300,000 (the “2015 LTIP Award”) under the Company’s long term incentive plan. Subject to the terms of this Agreement, the AECOM Technology Corporation Amended and Restated 2006 Stock Incentive Plan and the award agreements into which Executive and the Company will enter evidencing the grant of the 2015 LTIP Award, the 2015 LTIP Award shall 100% vest on or about December 15, 2017.

Section 2.04                            Sign-On Awards. Subject to approval by the Company’s Board, the Company shall grant to Executive a number of Restricted Stock Units having an aggregate grant date fair market value of $1,300,000 (the “RSUs”).  Subject to the terms of this Agreement and the award agreements into which Executive and the Company will enter evidencing the grant of the RSU Sign-On Award, the RSUs shall vest and become exercisable pro rata on an annual basis over two (2) years with 50% of the total award to vest each year over the two-year graded vesting period on or about December 15, 2015 and December 15, 2016, respectively.

Section 2.05                            Business and Entertainment Expenses. Subject to the Company’s standard policies and procedures for expense reimbursement as applied to its executive employees generally, the Company shall reimburse Executive for, or pay on behalf of Executive, reasonable out-of-pocket business expenses incurred by Executive on behalf of the Company.

Section 2.06                            Paid Time Off (PTO).  Executive shall be eligible to earn on a pro-rated basis 25 days paid time-off per calendar year.  Executive’s outstanding and unused PTO balance with URS as of the Effective Date shall transfer to his employment with the Company.

ARTICLE III

TERMINATION

Section 3.01                            General.  The Company may terminate Executive’s employment for any reason or no reason, and Executive may terminate his employment for any reason or no reason, in either case subject only to the terms of this Agreement.  For purposes of this Agreement, the following terms have the following meanings:

(a)                                 “Accrued Obligations” means: (i) Executive’s earned but unpaid Base Salary through the Termination Date; (ii) payment of any annual, long-term, or other incentive award which relates to a completed fiscal year or performance period, as applicable, and is payable (but not yet paid) on or before the Termination Date; (iii) a lump-sum payment in respect of accrued but unused vacation days at Executive’s per-business-day Base Salary rate in effect as of the Termination Date; and (iv) any unpaid expense or other reimbursements due pursuant to Section 2.05 hereof.

(b)                                 “Administrator” means the Compensation and Organization Committee of the Board.

(c)                                  “Affiliate(s)” shall mean, with respect to any specified Person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

(d)                                 “Cause” means (i) the commission of an act of fraud or theft against the Company; (ii) conviction (including a guilty plea or plea of nolo contendere) of any felony; (iii) conviction (including a guilty plea or plea of nolo contendere) of any misdemeanor involving moral turpitude which could, in the Administrator’s opinion, cause material injury to the Company; (iv) a material violation of any material Company policy; (v) willful or repeated non-performance or substandard performance of material duties to the Company which is not cured within thirty (30) days after written notice thereof to the Executive; or (vi) violation of any local, state or federal laws, rules or regulations in connection with or during performance of the Executive’s duties to the Company that could, in the Administrator’s opinion, cause material injury to the Company, which violation, if curable, is not cured within thirty (30) days after notice thereof to the Executive.

(e)                                  “Disability” means the Executive becomes unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(f)                                   “Enhanced Severance Payment” means an amount equal to 2 times the Executive’s annual Base Salary as in effect immediately prior to the Termination Date.

(g)                                  “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any one or more of the following: (i) any reduction in the Executive’s Base Salary; (ii) a material reduction in the Executive’s authority, duties or responsibilities, (iii) the material breach by the Company (or any subsidiary) of any written employment agreement between the Executive and the Company (or any subsidiary) or (iv) the transfer of the Executive’s primary workplace by more than twenty-five (25) miles from the Executive’s then existing primary workplace, except for travel reasonably required in the performance of Executive’s responsibilities and not including any relocation required as a result of the Merger.

A termination of employment by Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”), not later than 30 days following the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which Executive relied.  The Company shall be entitled, during the 45-day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason, provided that the Company shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to Executive (such 45-day or shorter period, the “Cure Period”).  If, during the Cure Period, such circumstance is remedied, Executive will not be permitted to terminate employment for Good Reason as a result of such circumstance.  If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, Executive will be entitled to terminate employment for Good Reason during the 30-day period that follows the end of the Cure Period.  If Executive does not terminate employment during such 30-day period, Executive will not be permitted to terminate employment for Good Reason as a result of such event.

(h)                                 “Severance Benefits” means, for the period of one (1) year following such termination, the Company shall (i) reimburse the Executive for dental and health insurance premiums required to be paid by the Executive for such one (1) year period to obtain COBRA continuation coverage within the meaning of Section 4980B(f)(2) of the Internal Revenue Code, provided the Executive elects such continuation coverage, and (ii) cause group long-term disability insurance coverage and basic term life insurance coverage then provided to the Executive by the Company, if any, to be continued for such one (1) year period (or, if such coverage cannot be continued or can only be continued at a cost to the Company greater than the Company would have incurred absent such termination, then, at the Company’s election, the Company may either provide such long-term disability or term life insurance as may be available at no greater cost than one hundred fifty percent (150%) of what the Company would have incurred absent such termination or pay to the Executive one hundred fifty percent (150%) of the amount of premiums the Company would have incurred to continue such coverage absent such termination).

(i)                                     “Severance Payment” means an amount equal to the Executive’s annual Base Salary as in effect immediately prior to the Termination Date.

(j)                                    “Termination Date” shall mean the date on which Executive’s employment hereunder terminates (which, in the case of a notice of non-renewal of the Term in accordance with Article I hereof, shall mean the date on which the Term expires).

Section 3.02                            Severance Payments and Benefits.

(a)                                 Enhanced Severance.  If, during the Term and (i) within 12 months after the Closing Date the Executive voluntarily resigns his employment for Good Reason, or (ii) within 12 months after the Closing Date the Company terminates Executive’s employment without Cause, then the Term shall expire on the Termination Date and Executive shall be entitled to the Accrued Obligations, the Enhanced Severance Payment and the Severance Benefits.

(b)                                 Standard Severance.  If, during the Term and provided that Section 3.02(a) above does not apply (i) the Executive voluntarily resigns his employment for Good Reason, or (ii) the Company terminates Executive’s employment without Cause, then the Term shall expire on the Termination Date and Executive shall be entitled to the Accrued Obligations, the Severance Payment and the Severance Benefits.

Any payments under this Section 3.02 shall be made in a lump sum within ninety (90) days following the Executive’s Separation from Service as determined under Section 409A of the Internal Revenue Code; provided, however, that (i) if such ninety (90)-day period begins in one taxable year and ends in a second taxable year, such payment shall be made in the second taxable year, (ii) if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such Separation from Service, the Severance Payment shall be made in a lump sum on the date that is six (6) months and one (1) day following the date of such Separation from Service and (iii) in all cases, such payment shall be conditioned upon the Executive’s release becoming effective in accordance with its terms as described herein. For the avoidance of doubt, in the event of the Executive’s termination by the Company without Cause or the Executive terminates for Good Reason, in either case, following the expiration of the Term, Executive shall no longer be eligible to receive the severance benefits described in this Section 3.02.

Section 3.03                            Termination Following a Change in Control.  During the Term, the Executive shall be eligible to participate in the AECOM Technology Corporation Change in Control Severance Policy for Key Executives, as amended from time-to-time (the “CIC Severance Policy”).  For purposes of Executive’s participation in the CIC Severance Policy, Executive shall have a severance payment multiple of “1.5 times” which shall be used to calculate compensation or benefits provided thereunder.  Compensation or benefits provided under the CIC Severance Policy shall be in lieu of and not in addition to any severance benefits provided under this Agreement, any policy of the Company or any agreement between Executive and the Company. Executive expressly agrees to forego any severance compensation or benefits provided under this Agreement in exchange for the payment of compensation or benefits pursuant to the terms and conditions of the CIC Severance Policy.

Section 3.04                            Other Terminations.  If Executive’s employment hereunder is terminated (a) by Executive without Good Reason, (b) by the Company for Cause; (c) upon the expiration of the Term; or (d) due to Executive’s death or Executive’s Disability, the Term shall expire as of the Termination Date and Executive and/or Executive’s estate or beneficiaries shall be entitled to the Accrued Obligations.

Section 3.05                            Release.  Executive’s entitlement to the payments (other than the Accrued Obligations) and benefits described in this Article III is expressly contingent upon Executive providing the Company with a signed release that is attached hereto as Attachment A (the “Release”).  To be effective, such Release must be delivered by Executive to the Company no later than 21 days following the Termination Date and must not be revoked during the seven (7) days following such delivery.  If such Release is not executed in a timely manner or is revoked, all such payments and benefits shall immediately cease and the Executive shall be required to repay to the Company any such payments that have already been paid to the Executive.

ARTICLE IV

RESTRICTIVE COVENANTS

Section 4.01                            Confidentiality.

(a)                                 Company Information.  Executive agrees at all times during the Term of this Agreement and thereafter, to hold in strictest confidence, and not to use, except in connection with the performance of Executive’s duties, and not to disclose to any person or entity without written authorization of the Company, any Confidential Information of the Company.  As used herein, “Confidential Information” means any Company proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to Executive by the Company, either directly or indirectly in writing, orally or by drawings or inspection of documents or other tangible property.  However, Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Executive.

(b)                                 Executive-Restricted Information.  Executive agrees that during the Term of this Agreement Executive will not improperly use or disclose any proprietary or confidential information or trade secrets of any person or entity with whom Executive has an agreement or duty to keep such information or secrets confidential.

(c)                                  Third Party Information.  Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Executive agrees at all times during the Term of this Agreement and thereafter, to hold in strictest confidence, and not to use, except in connection with the performance of Executive’s duties, and not to disclose to any person or entity, or to use it except as necessary in performing the Executive’s duties, consistent with the Company’s agreement with such third party.

Section 4.02                            Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship.

(a)                                 As between the Company and Executive, all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by Executive or which are disclosed or made known to Executive, individually or in conjunction with others, during the Term and which relate to the Company’s business, products or services (including all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of clients or customers or their requirements, the identity of key contacts within the client or customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) are and shall be the sole and exclusive property of the Company.  Moreover, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company.

(b)                                 In particular, Executive hereby specifically assigns and transfers to the Company all of Executive’s worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights that may be filed thereon, and applications for registration of such names and marks.  During the Term and thereafter, Executive shall assist the Company and its nominee at all times in the protection of such information, ideas, concepts, improvements, discoveries or inventions, both in the United States and all foreign countries, including but not limited to, the execution of all lawful oaths and all assignment documents requested by the Company or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, and any application for the registration of such names and marks.

(c)                                  Moreover, if during the Term, Executive creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as reports, videotapes, written presentations, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products, or services, whether such work is created solely by Executive or jointly with others, the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of any written or audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work.  In the event such work is neither prepared by the Executive within the scope of Executive’s employment or is not a work specially ordered and deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents, does assign, to the Company all of

Executive’s worldwide right, title and interest in and to such work and all rights of copyright therein.  Both during the Term and thereafter, Executive agrees to assist the Company and its nominee, at any time, in the protection of the Company’s worldwide right, title and interest in and to the work and all rights of copyright therein, including but not limited to, the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries; provided, however, that Executive shall be compensated by the Company at a reasonable hourly rate for assistance given after the end of the Term.

Section 4.03                            Nonsolicitation of Employees.  During the Term and for a period of one year thereafter, Executive agrees that he shall not, acting alone or in conjunction with others, directly or indirectly, other than on behalf of the Company and its Affiliates, solicit employment for or of employees of the Company or its Affiliates or induce, solicit or entertain any employee to leave the employ of the Company and/or its Affiliates.

Section 4.04                            Injunctive Relief.  Executive agrees that it is impossible to measure in money the damages which will accrue to the Company by reason of a failure by Executive to perform any of Executive’s obligations under this Article IV.  Accordingly, if Company or any of its Affiliates institutes any action or proceeding to enforce its rights under this Article IV, to the extent permitted by applicable law, Executive hereby waives the claim or defense that the Company or its Affiliates has an adequate remedy at law, and Executive shall not claim that any such remedy at law exists.

ARTICLE V

MISCELLANEOUS

Section 5.01                            Withholding.  The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive.

Section 5.02                            Modification of Payments. In the event it shall be determined that any payment, right or distribution by the Company or any other person or entity to or for the benefit of Executive pursuant to the terms of this Agreement or otherwise, in connection with, or arising out of, his employment with the Company or a change in ownership or effective control of the Company or a substantial portion of its assets (a “Payment”) is a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) on account of the aggregate value of the Payments due to Executive being equal to or greater than three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) so that Executive would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) and the net after-tax benefit that Executive would receive by reducing the Payments to the Parachute Threshold is greater than the net after-tax benefit Executive would receive if the full amount of the Payments were paid to Executive, then the Payments payable to Executive shall be reduced (but not below zero) so that the Payments due to Executive do not exceed the amount of the Parachute Threshold, reducing first any Payments under Section 3.03(b) hereof.

Section 5.03                            Section 409A.

(a)                                 Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of such provision.

(b)                                 Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided, without interest, on the earlier of (i) the date which is six months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death.

(c)                                  After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement.  Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A.  In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

Section 5.04                            Merger Clause.  As of the Effective Date, this Agreement contains the complete, full, and exclusive understanding of Executive and the Company as to its subject matter and shall, on such date, replace and supersede any prior employment agreement between Executive and the Company (and its Affiliates), including, without limitation, the Prior Agreement, and all unrealized payments, rights, benefits, and entitlements set forth therein shall be relinquished, released and replaced as set forth in this Agreement. Any amendments to this Agreement shall be effective and binding on Executive and the Company only if any such amendments are in writing and signed by both Parties.

Section 5.05                            Assignment.

(a)                                 This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assigned by Executive otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.

(b)                                 Notwithstanding the foregoing Section 5.05(a), this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amounts would still be payable to him or her hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, should there be no such designee, to Executive’s estate.

(c)                                  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  As used in this Agreement, (i) the term “Company” shall mean the Company as hereinbefore defined and any Successor and any permitted assignee to which this Agreement is assigned and (ii) the term “Board” shall mean the Board as hereinbefore defined and the board of directors or equivalent governing body of any Successor and any permitted assignee to which this Agreement is assigned.

Section 5.06                            Dispute Resolution.  Except for any proceeding brought pursuant to Section 5.05 above, the parties agree that any dispute arising out of or relating to this Agreement or the formation, breach, termination or validity thereof, will be settled by binding arbitration by a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association.  The arbitration proceedings will be located in Los Angeles, California.  The arbitrators are not empowered to award damages in excess of compensatory damages and each party irrevocably waives any damages in excess of compensatory damages.  Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties consent to the jurisdiction of any court of competent jurisdiction located in the Central District of California.

Section 5.07                            GOVERNING LAW.  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN THE STATE OF CALIFORNIA, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

Section 5.08                            Amendment; No Waiver.  No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and duly authorized officer of the Company.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered as a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  No failure or delay by any party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any other right or power.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party, which are not set forth expressly in this Agreement.

Section 5.09                            Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.10                            Survival.  The rights and obligations of the parties under the provisions of this Agreement that relate to post-termination obligations shall survive and remain binding and enforceable, notwithstanding the expiration of the term of this Agreement, the termination of Executive’s employment with the Company for any reason or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

Section 5.11                            Notices.  All notices and other communications required or permitted by this Agreement will be made in writing and all such notices and communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Company, at its principal office, and if to Executive, at Executive’s last address on file with the Company.  Either party may change such address from time to time by notice to the other.

Section 5.12                            Headings and References.  The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement.  When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

Section 5.13                            Counterparts.  This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

AECOM TECHNOLOGY CORPORATION

By:	/s/ Michael S. Burke
Name: Michael S. Burke
Title: Chief Executive Officer

EXECUTIVE

/s/ Randall A. Wotring
Name: Randall A. Wotring

ATTACHMENT A

GENERAL RELEASE

1.                                      Randall A. Wotring (“Executive”), for and in consideration of the commitments of AECOM Technology Corporation (the “Company”) as set forth in Article III of the Employment Agreement dated January 1, 2015 (the “Employment Agreement”), and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company and its present and former divisions, subsidiaries, parents, predecessor and successor corporations, officers, directors, and their respective successors, predecessors, assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, up to the date of Executive’s execution of this General Release, particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company and Releasees, the terms and conditions of that relationship, and the termination of that relationship, including, but not limited to, any claims arising under any applicable Company employee benefit plan(s), the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, Title VII of The Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, California employment laws, and any other federal, state and local employment laws, as amended, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs.  This General Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

2.                                      Executive further agrees to waive all rights under Section 1542 of the Civil Code of the State of California.  Section 1542 provides as follows: “A general release does not extend to claims which a creditor does not know of or suspect to exist in his or her  favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  Executive further agrees and represents that he has had an opportunity to consult with an attorney over the meaning and significance of this Civil Code §1542 waiver and that Executive knowingly and voluntarily waives his  rights under this statute

3.                                      To the fullest extent permitted by law, and subject to the provisions of Paragraph 4 below, Executive represents and affirms that (i) Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Executive’s behalf; and (ii) Executive has no knowledge of any improper, unethical or illegal conduct or activities that Executive has not already reported to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline; and (iii) Executive will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of execution of this General Release.

4.                                      The release of claims described in Paragraph 1 of this General Release does not preclude Executive from filing a charge with the U.S. Equal Employment Opportunity Commission.  However, Executive agrees and hereby waives any and all rights to any monetary relief or other personal recovery from any such charge, including costs and attorneys’ fees.

5.                                      Subject to the provisions of Paragraph 4 of this General Release, in further consideration of the commitments of the Company as described in the Employment Agreement, Executive agrees that Executive will not file, claim, sue or cause or permit to be filed, any civil action, suit or legal proceeding seeking equitable or monetary relief (including damages, injunctive, declaratory, monetary or other relief) for himself involving any matter released in Paragraph 1.  In the event that suit is filed in breach of this release of claims, it is expressly understood and agreed that this release of claims shall constitute a complete defense to any such suit.  In the event any Releasee is required to institute litigation to enforce the terms of this paragraph, Releasees shall be entitled to recover reasonable costs and attorneys’ fees incurred in such enforcement.  Executive further agrees and covenants that should any person, organization, or other entity file, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, Executive will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding. Nothing in this General Release shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

6.                                      Executive understands and agrees that the payments, benefits and agreements provided in the Employment Agreement are being provided to Executive in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, the Employment Agreement and this General Release, and that they are greater than the payments, benefits and agreements, if any, to which Executive would have received if Executive had not executed the Employment Agreement and this General Release.  In addition, Executive acknowledges and agrees that Executive has been paid all amounts owed to Executive as of the date of Executive’s signing of this General Release.

7.                                      Executive and the Company agree and acknowledge that the agreement by the Company described in the Employment Agreement, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

8.                                      This General Release and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with and be governed by the laws of California without reference to its conflicts of laws principles.

9.                                      Executive certifies and acknowledges as follows:

a.              that Executive has read the terms of this General Release, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and every one of its affiliated entities from any legal action arising out of Executive’s relationship with the Company and the termination of that relationship;

b.              that Executive has signed this Release voluntarily and knowingly in exchange for the consideration described herein and in the Employment Agreement, which Executive acknowledges is adequate and satisfactory to Executive and to which Executive acknowledges that Executive would not otherwise be entitled;

c.               that Executive has been and is hereby advised in writing to consult with an attorney prior to signing this General Release;

d.              that Executive does not waive rights or claims that may arise after the date this General Release is executed;

e.               that the Company has provided Executive with at least 21 (twenty-one) days within which to consider this General Release, that any modifications, material or otherwise, made to this General Release have not restarted or affected in any manner the original 21 (twenty-one) day consideration period, and that Executive has signed on the date indicated below after concluding that this General Release is satisfactory to Executive;

f.                that Executive acknowledges that this General Release may be revoked by Executive within seven (7) days after Executive’s execution, and it shall not become effective until the expiration of such seven day revocation period.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Executive resides, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.  In the event of a timely revocation by Executive, this General Release and the Employment Agreement will be deemed null and void and the Company will have no obligations hereunder; and

g.               that this General Release may not be signed prior to the third calendar day before the last day of the Term of the Employment Agreement.   If this General Release is signed prior to the last day of the Term of the Employment Agreement, the Company reserves the right to have Executive ratify the General Release on or after the last day of the Term.

Intending to be legally bound hereby, Executive executed the foregoing General Release on the date indicated below.

Randall A. Wotring

Signature

Date: